CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated July 27, 2023, relating to the financial statements and financial highlights of Barrett Growth Fund, a series of Trust for Professional Managers, for the year ended May 31, 2023, and to the references to our firm under the headings “Questions and Answers”, “Additional Information about the Funds”, “Other Matters”, “Experts”, and “Financial Highlights” in the Combined Proxy Statement and Prospectus.

COHEN & COMPANY, LTD.

Milwaukee, Wisconsin October 19, 2023

C O H E N & C O M P A N Y , L T D .

800.229.1099 | 866.818.4538 fax | cohencpa.com

Registered with the Public Company Accounting Oversight Board